Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 7, 2022, in the Registration Statement on Form F-4 and the related prospectus of Holisto Ltd., with respect to the consolidated financial statements of Holisto Ltd.

September 7, 2022	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global